Exhibit 10.19

Letter of Indemnification and Exculpation

1.	Undertaking for Indemnification - General

1.1	You serve or have been appointed to serve as an officer and/or director (“Office Holder”) of ZOOZ Power Ltd., a company organized under the laws of the State of Israel (the “Company”). The Audit Committee, the Board of Directors, and the General Meeting of the Company resolved, on __________, to grant an undertaking for indemnification to the Office Holders of the Company.

1.2	In consideration of your continuing service to the Company, the Company undertakes to indemnify you with respect to any liability or expense imposed upon you as a result of an action made or to be made by you in your capacity as an Office Holder of the Company, in accordance with and subject to the provisions set forth below.

1.3	Terms not defined in this Letter of Indemnification shall have the meanings assigned to them in the Companies Law, 5759-1999 (the “Companies Law”).

1.4	This Letter of Indemnification and the undertakings of the Company hereunder are subject to the provisions of the Companies Law regarding the indemnification of office holders.

2.	The Substance of the Indemnification

2.1	The Company shall indemnify you with respect to a liability or expense imposed upon you as a result of an action or omission (“Action”), made or taken by you in your capacity as an Office Holder of the Company, including such an Action made or taken by you in your capacity as an Office Holder in any other company controlled, directly or indirectly, by the Company (“Subsidiary”) or a company not controlled by the Company but where your appointment as a director or observer results directly from the Company’s holdings in such company (“Affiliate”), as follows:

(a)	A monetary liability imposed on you for the benefit of another person according to a judgment, including a judgment in a settlement or an arbitrator’s award that a court has ratified; and

(b)	Reasonable litigation expenses, including legal fees, that you spent or that were charged with you by a court, in proceeding lodged against you by the Company or on its behalf or by another person, or in a criminal charge in which you are acquitted, or in a criminal offense it was charged with you,which does not require proof of mens rea; and

(c)	Reasonable litigation expenses, including attorney’s fees, that you spent because of an investigation or proceeding administered against you by an authority, that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against you and without the imposition of any monetary sanction on you in lieu of criminal proceedings, or which concluded without the filing of aa criminal charge you but with the imposition of a monetary sanction in lieu of criminal proceedings in an offense that does not require proof of mens rea or in connection with a monetary sanction (the phrases “conclusion without submitting a criminal charge in a matter in which a criminal investigation has been launched” and “monetary sanction in lieu of criminal proceeding” shall have the meaning ascribed to such phrases in section 260(a)(1a) of the Companies Law); and

(d)	expenses you spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law; and

(e)	Payment to an injured party, including reasonable litigation expenses, such as an attorney’s fee.

(f)	Any liability, undertaking, or other expense for which the Company is or will be permitted to indemnify Company Office Holders.

2.2	If and to the extent prohibited by law, the Company will not indemnify you for any amount you may be obligated to pay with respect to:

(a)	a breach of your fiduciary duty, except where you have acted in good faith and with reasonable grounds to assume that your Actions would not adversely affect the Company;

(b)	a breach of the duty of care committed willfully or recklessly, unless committed through mere negligence;

(c)	an Action taken with the intention of receiving an unlawful personal gain;

(d)	any fine, civil fine, financial sanction or monetary settlement in lieu of a criminal proceeding imposed upon you; or

(e)	a proceeding instituted against you pursuant to the provisions of Chapters H’3, H’4 and I’1 of the Israeli Securities Law, 5728-1968 (the “Securities Law”).

2.3	The Company will make available all amounts needed in accordance with section 2.1 above when such amounts become payable by you (“Time of Indebtedness”), and with respect to items referred to in sections 2.1(c) and 2.1(d) above, even prior to a court decision. You agree to repay advances given to cover legal expenses in criminal proceedings if you are found guilty of a crime that requires proof of criminal intent. You further agree to repay advances if it is determined that you are not lawfully entitled to such indemnification. As part of the aforementioned undertaking, the Company will provide security or a guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

2.4	You will be indemnified hereunder whether or not at the relevant Time of Indebtedness you are an Office Holder of the Company, a Subsidiary or an Affiliate; provided that the obligations are in respect of Actions taken while you were such an Office Holder within the scope of your responsibilities.

3.	The Amount of Indemnification

3.1	The total aggregate indemnification amount that the Company shall be obligated to pay to all of its Office Holders, for all matters and circumstances described herein, shall not exceed an amount equal to twenty five percent (25%) of the shareholders’ equity at the time of the indemnification. (hereinafter: the “Maximum Indemnification Amount”).

3.2	To remove any doubt, it is hereby clarified that the Maximum Indemnification Amount is the maximum amount of indemnification for all of the Office Holders of the Company together, whether with respect to the same cause or a number of causes, and such amount will be allocated amongst them in accordance with the chronological order in which the suits and/or claims, with respect to which indemnification is to be granted, were filed, up to said Maximum Indemnification Amount.

3.3	The indemnification amount actually paid shall be limited to those amounts not covered by the Company’s directors and officers insurance policy, and/or not actually paid, and you will not be entitled to payment from the Company for damages with respect to which you have already received payment from an insurer and/or from the Company and/or from any other party.

3.4	Subject to the aforesaid, the indemnification will be provided in each individual case for all amounts incurred by you with respect to events to which the indemnification applies.

4.	Categories of Events to which the Indemnification Applies

The indemnification shall apply to such liabilities as aforesaid, resulting from any Actions in connection with any of the following events:

4.1	an offer and/or issuance of securities of the Company to the public and/or to certain persons, under a prospectus or in a private placement, including the grant of options, warrants or other rights to purchase any of the same and the planned offering and the prospectus to be published in Nasdaq, and the content of documents for the performance thereof;

4.2	Actions and/or reports resulting from or relating to the Company’s status as a “public company” whose shares have been offered to the public and are traded on a stock exchange, whether in Israel, the U.S. or elsewhere including, without limitation, violations of securities laws and any rules or regulation promulgated thereunder of any jurisdiction, including without limitation, fraudulent, insufficient or incomplete disclosure claims, failure to file in a timely manner, failure to comply with any securities authority or any stock exchange disclosure or other rules, failure to maintain adequate controls, and any other claims relating to relationships with investors, debt holders, shareholders and the investment community, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction and any claims related to the Sarbanes-Oxley Act of 2002, as amended from time to time, claims relating to or arising out of financing arrangements,;

4.3	resolutions and/or Actions regarding the management of the Company’s business;

4.4	resolutions and/or Actions regarding environmental issues, including any resolutions or Actions in relation to contamination, health protection, production processes, distribution, use, treatment, storage and transportation of hazardous or other materials, including in connection with corporal damage, property, and environmental damages;

4.5	actions taken in connection with the intellectual property of the Company and/or Affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property (such as, violation, infringement and other misuse of copyrights, patents, designs, trade secrets and any other intellectual property rights), breach of confidentiality obligations, acts in regard of invasion of privacy, including with respect to databases, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws;

4.6	resolutions and/or Actions regarding investments in the Company and/or the acquisition, sale or lease of assets or other rights, including the acquisition or sale of companies and/or businesses and/or the investment of funds in tradeable securities and/or in any other form;

4.7	resolutions and/or Actions concerning labor relations with employees or other relations with independent contractors;

4.8	resolutions and/or Actions regarding agreements of the Company with others, including for example: customers, suppliers, contractors, service providers, etc.;

4.9	resolutions and/or Actions concerning Subsidiaries and/or Affiliates, including resolutions and/or Actions as Office Holders in such Subsidiaries and/or Affiliates;

4.10	a monetary liability to a third party due to the distribution of a dividend and all actions, consents and approvals relating to a distribution of dividends, any buybacks or repurchase of Company equity securities, in cash or otherwise;

4.11	resolutions and/or Actions concerning the provision of an opinion with respect to a tender offer, or any other Action concerning and/or related to a tender offer;

4.12	resolutions and/or Actions concerning a merger; and

4.13	resolutions and/or Actions concerning the approval of transactions with Office Holders and/or controlling shareholders;

4.14	Actions taken pursuant to, or in accordance with, the policies and procedures of the Company, Subsidiaries and/or Affiliates, whether or not such policies and procedures are published;

4.15	Representations and warranties made in good faith in connection with the business of the Company, subsidiaries and Affiliates;

4.16	Payments to injured parties pursuant to section [5]2ND(a)(1)(a) of the Securities Law;

4.17	Events in connection with the change in ownership or in the structure of the Company, its reorganization, dissolution, or any decision concerning any of the foregoing, including but not limited to, the merger of the Company and/or an Affiliate with or into another entity;

4.18	Events in connections with the negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the approval of transactions with Office Holders or shareholders, including controlling persons and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company’s business

4.19	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, county, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

4.20	Review and approval of the Company’s financial statements, including any action, consent or approval related to or arising from the foregoing, including, without limitations, execution of certificates for the benefit of third parties related to the financial statements.

4.21	Bona fide expression of opinion and/or voting and/or abstention from voting at meetings of the Company’s Board or any of its committees or other opinion, representation or statement made by in good faith by an Office Holder in the course of his duties or in conjunction with his duties, whether in public or in private.

4.22	Liabilities arising in connection with development, production, marketing, distribution and sale of any products or services by the Company, and any actions or omission in connection therewith, including without limitation in connection with professional liability and product liability claims.

4.23	Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees or other third parties and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors and other third parties as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices or related to the Company’s products.

4.24	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

4.25	Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

4.26	Any administrative, regulatory, judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation alleging potential responsibility, liability, loss or damage arising out of, based on or related to: (a) cyber security, cyber-attacks, data loss or breaches, unauthorized access to databases and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (c) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (d) security-audit, post-incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management, extortion liability and network security liability.

Exculpation

5.	The Company hereby exculpates you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exculpated with respect to (i) any Actions listed in section 2.2 above; or (ii) a breach of your duty of care to the Company, in connection with any resolution relating to an action or transaction in which you or any other officer or controlling shareholder of the Company has a personal interest.

Miscellaneous

6.	In any event in which you are entitled to indemnification, such indemnification shall be subject to the following conditions:

6.1	You shall notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings against you, without delay following your first becoming aware thereof; and you shall deliver to the Company or to such person as it shall advise you, all documents and information you receive in connection with such proceedings.

Furthermore, you must keep the Company informed at all times with respect to events which raise concerns that they will cause legal proceedings to be initiated against you.

6.2	The Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you, in which case another attorney will be selected by the Company.

Notwithstanding the foregoing, in the case of a reasonably likely conflict of interests between you and the Company, Affiliates and/or Subsidiaries (referred to as a “Conflict Situation”), you will be entitled to appoint an attorney of your own to represent you in such proceedings. Your attorney shall be fully updated on the defense proceedings, and the Company shall cooperate with your attorney. Subject to the limitations stated above, the Company shall indemnify you for all reasonable expenses you incur in connection with engaging such attorney.

Additionally, if you are no longer affiliated with the Company, Affiliates and/or Subsidiaries at the Time of Indebtedness, and there is no reasonably likely conflict of interest between you and the Company, then you and the Company shall discuss and agree to the manner of your representation in such matter.

Except in the event of a Conflict Situation and as otherwise may be agreed by you and the Company, the Company and/or the selected attorney shall be entitled to act exclusively and to conclude such proceedings in their discretion.

At the request of the Company, you will execute any document required to enable the Company and/or said attorney to conduct your defense and to represent you in all matters connected therewith, as aforesaid.

For avoidance of doubt, in case of criminal proceedings, the Company and/or selected attorney will not have the right to plead guilty on your behalf or to agree to a plea bargain on your behalf, without your consent. Furthermore, in a civil proceeding (whether before a court or as part of a compromise arrangement) neither the Company nor said attorney shall be entitled to admit on your behalf, the existence of any events for which you are not entitled to indemnification under this Indemnification Letter and/or under law, without your consent. However, nothing in the aforesaid shall be construed to prevent the Company, and/or said attorney with the approval of the Company, from reaching a monetary settlement with a plaintiff in a civil proceeding without your consent, provided that such arrangement does not include an admission of an event for which you are not entitled to indemnification under this Indemnification Letter and/or under law.

6.3	You will fully cooperate with the Company and/or with any attorney as aforesaid, in every reasonable way as shall be required by either of them, in the framework of their conduct of said legal proceedings, provided however that the Company shall cover all expenses incidental thereto, so that you will not be required to pay for or to finance such expenses by yourself.

6.4	The Company will have no liability or obligation to indemnify you as aforesaid for any expenses or damages pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding, unless the Company has given advance written approval for such compromise or settlement.

6.5	You shall neither admit to nor accept liability for an action with respect to which you are entitled to indemnification under this Indemnification Letter, without the prior written consent of the Company.

7.	In the event that any action, resolution, approval, or any other or further procedure shall be required in order to give force and/or effect to any of the above undertakings, the Company shall undertake to cause same to be taken, adopted, given and/or made, as applicable, so that all its above undertakings shall have full force and effect.

8.	Your rights under this Letter of Indemnification may not be assigned or transferred in any way. Notwithstanding the above, the indemnification under this Letter shall inure also to the benefit of your estate.

9.	Regarding indemnification for liabilities under the Securities Act of 1933, in relation to securities of the Company registered for trade on Nasdaq (except in relation to expenses incurred by you or imposed upon you in a proceeding filed against you from which you have been acquitted), the Company shall indemnify you subject to its obligation to turn to the relevant court in the United States, as detailed in the Company’s prospectus filed with Nasdaq, in order for that court to rule whether the provisions of this Letter of Indemnification conform to the Securities Act of 1933, and your rights under this Letter of Indemnification shall be subject to the said court’s final decision.

10.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification or in the above resolutions derogates from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in section 2.1 above.

11.	If all or part of any undertaking contained herein is held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

12.	Subject to section 9 above, this Letter of Indemnification shall be governed by the laws of the State of Israel. The competent courts of the State of Israel shall have exclusive jurisdiction, and no forum outside of Israel shall have any jurisdiction, over all matters in connection with this Letter of Indemnification, including its validity, construction, extent or cancellation.

13.	This Letter of Indemnification cancels and supersedes any preceding letter of indemnification that may have been issued to you. This letter is being issued to you pursuant to the resolutions adopted by the Compensation Committee of the Company on February 19, 2024 and by the Board of Directors of the Company on February 19, 2024 and approved by the Company’s shareholders on __________.

Sincerely,

ZOOZ Power Ltd.